Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr., Chairman and Chief Executive

Douglas C. Williams, President and Chief Operating Officer,

E. Larry Ryder, Executive Vice President and Chief Financial Officer, or

Lewis A. Canter, II, Vice President-Manufacturing

at 276-632-2133

For immediate release: June 7, 2006

Hooker Furniture to Close Roanoke, Virginia Plant

Martinsville, Va.: Hooker Furniture (Nasdaq-CM: HOFT) announced today that it plans to close its Roanoke, Va. production facility by the end of August 2006.

The move results from a continuing trend of decreased order and shipment rates for the Company’s domestically produced wood furniture and increased demand and sales for its imported wood and metal furniture. The trend at Hooker, one of the nation’s largest suppliers of residential wood furniture, mirrors the shift of furniture production offshore throughout the industry.

The 265,000 square foot plant, one of two remaining wood furniture manufacturing facilities operated by Hooker in Virginia, employs approximately 275 employees, representing 20% of the Company’s total workforce, and produces home office and home entertainment furniture. “Hooker will continue to support and service all product lines currently made in Roanoke,” said Douglas C. Williams, president and chief operating officer.

With the closure of the Roanoke facility, Hooker’s domestic production will be centralized at its longest-running and largest plant and warehouse facility, a 760,000-square-foot complex that is located next to the Company’s headquarters in Martinsville. “The Martinsville plant is capable of producing our entire domestic product line. It can build multiple products and apply multiple finishes at the same time,” Williams said. The plant has operated from the Company’s beginnings in 1924.

Including the Martinsville manufacturing and warehouse complex, Hooker will now operate 2.6 million square feet of factory and distribution space. Along with the Martinsville wood furniture plant, the Company also will operate two upholstered furniture plants, two supply plants, a distribution center and several warehouses, all located in Virginia and North Carolina.

“The employees in Roanoke are hard-working, talented and loyal, and have made significant contributions to the Company during the 25 years the plant has been operated by Hooker,” said Paul B. Toms Jr., chairman and chief executive officer. “The closure of the plant is no reflection on them. Rather, it is dictated by the consumer’s demand for value, a demand currently being best met by imported products largely due to their lower production costs.”

“While we believe our growth in wood furniture going forward primarily will be from our imported lines, we think there will continue to be opportunities to be competitive in certain domestically-manufactured product niches,” Toms said. “Recent offerings in domestic lines have been well-received, including a higher-end, solid-wood bedroom group introduced at the recent International Home Furnishings Market, and new home theater formats to accommodate rapidly-changing consumer electronics and televisions. Our domestic manufacturing capabilities enable us to bring these products to market quickly,” Toms said.

He added, “We expect to continue expanding into these types of domestic products, which should keep the Martinsville plant operating as a viable manufacturing facility. We do not intend to exit domestic wood furniture manufacturing.”

Hooker will continue to evaluate domestic production schedules and capacity in light of demand for domestically manufactured products, Toms said, adding, “As a result of the Roanoke plant closing, the Martinsville facility should return to near capacity by year end, improving operating efficiency.”

The Company expects to reduce fixed operating expenses by $2.0 to $2.5 million annually by closing the Roanoke facility. In connection with the closing of that facility, Hooker expects to record restructuring and related asset impairment charges of $4.5 to $5.0 million pretax ($2.8 to $3.1 million after tax, or $0.23 to $0.26 per share) to write-down certain assets at that facility, for severance benefits to be paid to terminated employees and other restructuring expenses. Approximately 85% to 95% of these charges and expenses are expected to be recorded in the 2006 third quarter. The Company expects that the cost of disassembling and relocating equipment and realigning production, which will be recognized as incurred, will not be significant.

“Hooker will offer a severance package to the affected employees expected to total approximately $2.0 to $2.2 million,” according to Jack R. Palmer, vice president - human resources. In addition to the severance package, eligible Roanoke employees will be entitled to receive distributions from the Company’s retirement plans including Hooker’s Employee Stock Ownership Plan (ESOP). Hooker also will apply for job placement counseling under Trade Act programs that provide assistance to trade-affected workers. The Company has no plans to transfer any of the Roanoke employees to other locations.

The Company expects little impact on delivery schedules to dealers as a result of the plant closing. Shipments of all domestically manufactured wood furniture should continue on a timely basis.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. With approximately 1,400 employees, the Company currently operates four manufacturing facilities, two supply plants, six distribution centers and warehouses, four showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $16.01 per share on June 7, 2006. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.